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                                                                EXHIBIT 10.10(i)


        BMW GROUP INTERNATIONAL TERMS AND CONDITIONS FOR THE PURCHASE OF
                 PRODUCTION MATERIALS AND AUTOMOTIVE COMPONENTS
                               (Status 24.09.2001)

LIST OF DEFINITIONS:

-        SELLER
         is the party to whom the Purchase Order is addressed.

-        BUYER
         means the party which issues a Purchase Order or on whose behalf a Purchase Order is issued.

-        CALL FOR DELIVERY
         means any instruction issued by Buyer to Seller specifying the required delivery quantities, place, date and (if relevant) time of delivery of Goods.

-        GOODS
         means all production materials and automotive components specified in the Purchase Order and includes accessories, Tooling and, where relevant, services.

-        TOOLING
         means production equipment, including, but not limited to forging dies, measuring and testing equipment (e.g. gauges), matrices, models, samples, tools, devices, drawings and similar items required for the production and examination of Goods.

-        SUPPLY CONTRACT
         means any contract formed by Seller's acceptance of a Purchase Order.

-        INCOTERMS
         means those trade terms published by the International Chamber of Commerce and entitled "Incoterms 2000".

-        IN WRITING OR WRITTEN
         means in writing signed by the issuing party and served by any means including fax and EDI.

-        INTELLECTUAL PROPERTY RIGHTS
         means patents, design rights, copyrights, trademarks and service marks (whether registered or not and applications for any of the foregoing, know-how, and rights of a like nature, throughout the world.

-        EDI
         means Electronic Data Interchange, i.e. the transmission of data via electronic communication links between the parties or other machine-readable data media.

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PROVISION 1:  GENERAL

1.1 These Terms and Conditions shall apply to the purchase of production materials, automotive components and accessories by Buyer from Seller. These Terms and Conditions shall also apply to Tooling. They shall form part of every Supply Contract.

1.2 Seller has read and understands these Terms and Conditions and agrees that Seller's written acceptance of or its performance in relation to a purchase order (as defined in Provision 2.1) shall constitute Seller's acceptance of these Terms and Conditions.

PROVISION 2:  PURCHASE ORDERS AND CALLS FOR DELIVERY

2.1 Buyer shall issue a purchase order (the "Purchase Order") for Goods to Seller. Acceptance of a Purchase Order by Seller is expressly limited to the terms of the Purchase Order and to these Terms and Conditions. Any additional or different terms and conditions are expressly excluded and shall not form part of any Supply Contract. Each Purchase Order accepted by Seller pursuant to Provision 2.2 will constitute a separate and individual Supply Contract.

2.2 Seller will forward a written acceptance of the Purchase Order within fourteen (14) working days after Seller's receipt of said Purchase Order. In any event any performance by Seller in relation to a Purchase Order will constitute acceptance of such Purchase Order. In the event that Seller does not forward a written acceptance or start performance in relation to a Purchase Order within fourteen (14) working days after Seller's receipt of the Purchase Order, Buyer shall be entitled but not obliged, to revoke such Purchase Order without incurring any liability to Seller.

2.3 Buyer shall have the right at any time to amend or vary a Supply Contract or a Purchase Order in any respect including, but not limited to specifications, drawings, designs, construction, date and place of delivery, packaging, quality, quantity and means of shipment. Seller will evaluate the consequences of such change including, but not limited to, any increase or reduction in the cost to Seller or any delay of delivery, and shall immediately inform Buyer of such fact. Seller shall not action any amendment until all consequences shall have been approved by Buyer in writing.

         In the event that any such amendment results in Seller compiling stock which is no longer suitable for use by Buyer in series production, Buyer will reimburse the costs actually incurred by Seller in relation to

         - finished Goods, semi-finished Goods and related raw materials, for which Calls for Delivery have been issued for a delivery date within one (1) month after receipt of Buyer's request for the amendment,
         - finished Goods, semi-finished Goods and raw materials included in a buffer stock, which has been required by Buyer in writing,

         provided in all cases that Seller is unable to find an alternative use or buyer and save as otherwise agreed by the parties.

2.4 Any modification of the Goods shall require the prior written consent of Buyer.

2.5      Calls for Delivery will be made in writing.


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2.6      Seller will be bound to comply with a Call for Delivery or an amendment thereto issued by Buyer, unless the Seller notifies his reasonable objection thereto in writing within the following periods:

         - twenty-four (24) hours after receipt of the Call for Delivery or amendment thereto, if the requirements or amendments therein are to come into effect six (6) to ten (10) working days (inclusive) after the receipt of the Call for Delivery or amendment thereto.

         - three (3) working days after receipt of the Call for Delivery or amendment thereto, if the requirements or amendments therein are to come into effect eleven (11) working days to three (3) months (inclusive) after the receipt of the Call for Delivery or amendment thereto.

         - two (2) weeks after receipt of the Call for Delivery or amendment thereto, if the requirements or amendments therein are to come into effect more than three (3) months after the receipt of the Call for Delivery or amendment thereto.

         If the Call for Delivery or an amendment thereto specifies requirements or amendments to have effect less than six (6) working days from the receipt of the Call for Delivery or amendment thereto, the delivery of the Goods will be determined by mutual negotiations.

2.7 Unless prevented by the law of the country (and if relevant the state / province) applicable to the Supply Contract, Buyer may cancel a Supply Contract at any time for any reason. In such circumstances Buyer will reimburse the costs actually incurred by Seller in relation to:

         - Goods, semi-finished Goods and related raw materials, provided that the relevant Calls for Delivery have been issued indicating a delivery date within one (1) month after receipt of Buyer's notification of cancellation.
         - Goods, semi-finished Goods and raw materials included in a buffer stock, which has been required by Buyer in writing.

         In any event, Seller is obliged to take all reasonable steps to minimise all such costs to the greatest possible extent.

2.8 Unless otherwise provided by the law of the country (and if relevant the state / province) applicable to the Supply Contract, the Buyer may terminate a Supply Contract immediately by notice to the Seller, if the Seller shall:

         - commit a breach of the Supply Contract, which is not (in the opinion of the Buyer) capable of remedy, or

         - commit a breach of the Supply Contract, which is capable of remedy and fail to remedy the same within thirty (30) days of a notice from the Buyer specifying the breach and requiring it to be remedied.

2.9 In the event that either party becomes insolvent, or bankruptcy or insolvency proceedings of any nature are commenced in relation to that party, the other party shall be entitled to terminate the Supply Contract forthwith by written notice.

2.10. Termination of any Supply Contract under this Provision 2 shall be without prejudice to the accrued rights and liabilities of the parties and shall not affect the coming into or continuance in


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         force of any provision which is expressly or by implication to come into or to continue in force after such termination.

PROVISION 3:  DELIVERY TIMES, DELAY AND FORCE MAJEURE

3.1 Delivery dates and quantities shall be as set out in the Purchase Order and/or Calls for Delivery. Seller acknowledges that delivery times and quantities are of the essence and Buyer may reject and/or return at Seller's expense any delivery of Goods or part thereof received before or after the delivery date or in excess of the quantity specified in the Purchase Order and/or Call for Delivery.

3.2 Upon notice set out in the Purchase Order and/or Calls for Delivery, Seller shall deliver Goods "just-in-time" that is, at an appointed time of delivery immediately prior to standard production without delay, such time and timing to be set out in Calls for Delivery, and in the correct sequence of delivery, such sequence also to be set out in Calls for Delivery.

3.3 Seller agrees to take all actions necessary and appropriate to ensure that Goods are received by Buyer as required under the relevant Supply Contract. Seller will inform Buyer promptly of any occurrence which will or may result in any delay of delivery at any time or which will or may result in Seller's inability to fulfill the quantities specified in the Purchase Order and/or Calls for Delivery. Seller shall also advise Buyer in writing of corrective measures which Seller is taking to minimize the effect of such occurrence.

3.4 Except for excusable delay (hereinafter, "Excusable Delay",) as set forth in Provision 3.5 below, in the event that Seller fails for any reason whatsoever to effect delivery consistent with the delivery dates specified in the Purchase Order and/or Calls for Delivery, Buyer shall be entitled to recover from Seller all actual, consequential and incidental losses and damages including, but not limited to, losses and damages relating to and arising out of incremental cost of labour, transportation, production changes and storage.

3.5 Either of the parties may suspend performance of a Supply Contract during the occurrence of an Excusable Delay, which shall mean any delay not occasioned by the fault or negligence of the delayed party and which results from (without limitation) acts of God or public enemy, restrictions, prohibitions, priorities or allocations imposed by governmental authority, embargoes, fires, floods, typhoons, earthquakes, epidemics, unusual severe weather, delays of similar natural or governmental causes, and strikes or labour disputes (of or involving the delayed party's employees of Seller's suppliers) or any other circumstances beyond such party's reasonable control. Nothing contained in this Provision 3.5 shall limit either party's rights under other Provisions of these Terms and Conditions. Further, Buyer shall be entitled to obtain the Goods covered by the Supply Contract from other sources for the duration of Seller's inability to perform due to Excusable Delay and to reduce without any obligation to Seller, the quantity of the Goods specified in the Purchase Order and / or Calls for Delivery.

3.6 In the event that Seller discovers any fact which may, or could with the passage of time, result in Excusable Delay, Seller will immediately advise Buyer of such fact and use its best endeavours to take all measures and precautions to reduce the effect of the Excusable Delay. In addition, at any time, at Buyer's request, Seller will furnish to Buyer such information as Buyer may request concerning matters which could result in delays and assurances or contingency plans with respect to those matters. Seller will notify Buyer immediately of any actual or potential labour dispute delaying or threatening to delay timely performance of a Supply Contract or a Call for Delivery and will include all relevant information.


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3.7      If the parties agree on a buffer stock to be maintained by the Seller,
         Seller is obliged to notify Buyer at monthly intervals of the latest status of this stock.

PROVISION 4:  PACKAGING, SHIPPING

4.1 Goods shall be suitably, carefully and appropriately packed in accordance with Buyer's "Packaging Manual of the BMW Group", as the same may be amended or replaced from time to time, ("the Packaging Manual") and in accordance with the instructions of Buyer's packaging department.

4.2 If the Incoterm "FCA" or "EXW" has been agreed between Buyer and Seller in relation to Goods, all consignments will be shipped by the transport provider and by the mode of transport prescribed by Buyer.

4.3 Seller will provide support to the Buyer to ensure that transportation of the Goods is undertaken in the most cost-effective way.

4.4 The Seller will give the following data to the transport provider in writing:

         -  shipping location and loading depot;
         -  quantity and type of loading units;
         -  gross weight and storage area requirements;
         -  date of delivery;
         -  delivery depots.

4.5 In case of shipment by road Seller shall notify readiness of the Goods for dispatch to the transport provider. Such notification must arrive at the transport provider in due time to ensure compliance with the agreed delivery date. Seller will notify readiness for dispatch by 12 noon at the latest:

         - two (2) days for national deliveries within Germany, United Kingdom and Austria; or
         - four (4) days for cross-border deliveries within Europe destined for Austria; or
         -  three (3) days for all other cross-border deliveries within Europe;

         before the date of delivery as set out in the Call for Delivery.

4.6 If Seller fails to comply with Provision 4, any losses suffered by Buyer as a result of such failure shall be reimbursed in full by Seller. Unless agreed otherwise, Buyer shall bear the costs and the responsibility of the return of empty containers and pallets.

4.7 Delivery notes must be made in writing. With regard to documents accompanying Goods (physical or electronic documents), Seller shall comply with Buyer's "EDI Implementation Guidelines" and the "Packaging Manual".

PROVISION 5:  TRANSFER OF RISK

         Save as otherwise agreed between the parties, the time at which the risk of damage to or loss of the Goods shall pass to Buyer shall be in accordance with the Incoterm agreed in the Supply Contract. If no Incoterm is specified in the Supply Contract, the Goods shall be deemed to be sold "FCA", with named place being the premises of Seller where the Goods are ready for dispatch.


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PROVISION 6:  NOTIFICATION OF DEFICIENCIES

6.1 Buyer shall not be obliged to conduct any inspection of incoming Goods prior to their use in production.

6.2 Buyer shall notify Seller in writing regarding any deficiency of Goods delivered once the deficiency has been discovered by the Buyer in the ordinary course of its business. To this extent Seller hereby waives any right to reject delayed notification of deficiencies.


PROVISION 7:  SETTLEMENT OF ACCOUNTS AND PAYMENT

7.1 The accounts of Seller will be settled via selfbilling invoices by way of EDI, unless otherwise agreed.

         Seller does not need to send additional invoices to Buyer because payments will be made based on the receipt of Goods and the terms agreed in the Supply Contract. For customs purposes only a commercial invoice shall be attached by Seller to the shipping documents of import deliveries in duplicate. Such invoice shall include the data as set out in Provision 7.2 and additional data as described in Provision 8.

7.2 If the parties have agreed that Seller's accounts will not be settled via selfbilling invoices, a commercial invoice shall be submitted by Seller. The original invoice shall be sent to Buyer's incoming Invoice Verification Department or (if specified on the relevant Purchase Order) to its payment address. Such invoice shall include the following data:

         - Buyer's supplier number of the invoicing party (8-digit) and, if different:
            -  Buyer's supplier number of the Seller (8-digit) and/or
            -  Buyer's supplier number of the payee (8-digit);
         - Buyer's Purchase Order number / Buyer's Purchase Order modification number;
         -  Buyer's item number;
         -  Specification of delivery or service rendered;
         -  Delivery note number indicated by Seller, date of shipping;
         - In case of re-delivery relating to prior delivery by Buyer: Delivery note number indicated by Buyer with respect to the said prior delivery;
         -  Quantity, unit of scale;
         -  Value of consignment (price per item and total price);
         -  Price unit, currency unit;
         -  Price of packaging (per unit of Goods);
         -  Number of packages, weight (gross/net);
         -  Delivery address / point of unloading;
         -  VAT percentage rate;
         -  Seller's corporate name, registered office and registered number;
         -  In the event of cross-border deliveries within the European Union:
            -  VAT identification number of Buyer;
            -  VAT identification number of Seller;
         - In the event of national deliveries within the United Kingdom: VAT number of Seller.


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7.3      Unless otherwise agreed, payment for Goods properly and timeously delivered will be made net by the 25th day of the month following the month of delivery or, in case of Provision 7.2, by the 25th day of the month following the month of Buyer's receipt of a verifiable invoice.

7.4 Payment remittances shall either be made by bank transfer or by cheque, as specified by Buyer.

7.5 Where Goods are not supplied in accordance with the Supply Contract, Buyer shall be entitled to withhold payment of the respective amount of the price until Seller has fulfilled its obligations in full.

7.6 Seller may not assign its payment rights hereunder without the prior written consent of Buyer.

7.7 Payment by Buyer for any Goods does not indicate nor constitute acceptance of such Goods.

7.8 Should the addresses of the place of shipment, the recipient of payment or the party making out the invoice deviate from the address of the party receiving the Purchase Order, such deviation has to be expressly agreed in writing by Buyer in advance.


PROVISION 8:  CUSTOMS AND ORIGIN

8.1 For customs purposes Seller will attach a commercial invoice to the shipping documents in duplicate. Any simplification of that procedure is only permitted, if agreed in advance by Buyer.

         In the case of customs dutyable deliveries the invoice shall specify as separate items:

         - cost of items not included in the price (such as commissions, brokerage, cost of licenses, cost of means of production, Buyer's contributions);
         - cost of items included in the price (such as cost of assembly and freight cost);
         - value of repairs carried out, broken down into cost of materials and wages.

         Even if deliveries are made free of charge, an indication of value is still required with the additional note "Only for customs duty".
         Either the invoice or the delivery note must include the reason why the delivery is made free of charge (e.g. sample deliveries).

         Should further official documents be required in the case of imports or exports for the intended use of the Goods delivered, Seller shall procure such documents for Buyer without delay and make them available to Buyer at Seller's cost.

8.2 Seller shall be obliged to provide a declaration of origin for the Goods being supplied:

         - Buyer will provide Seller with a set of preprinted forms "Jahreslieferanten-erklarung" ("Annual Supplier Declaration") to be filled in, signed by Seller's authorised representatives and submitted to Buyer within fourteen (14) days after Seller's receipt of the forms (or in the case of the first delivery of Goods, no later than the date of delivery).

         - Seller may not submit a declaration of origin on its own business forms, unless this has been agreed with Buyer.


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         -  Seller shall inform Buyer immediately in writing of any change of origin of Goods.

         - If Seller supplies Goods which get a preferential treatment in the import country, Seller must provide a declaration of origin suitable to that supply (e.g. Form sheet A for GSP Goods, EUR 1). This certificate is required with every such shipment.

8.3 Seller shall be liable for any losses suffered by Buyer due to Seller's failure to comply with this Provision 8. Seller shall provide Buyer with all such support as may be necessary to enable Buyer to reduce or minimise its liability to customs duties.

         If Seller supplies Goods from a country which benefits from a trade credit scheme, Seller shall transfer that benefit to Buyer in the country of export.

8.4 For any and all questions and instructions arising out of or required in connection with customs and declaration of origin, Seller shall contact Buyer's respective customs department.

         Unless otherwise agreed, customs clearance shall be the responsibility of Buyer. If Seller assumes responsibility for customs clearance without Buyer's prior written approval, Seller shall bear the costs of such clearance.

PROVISION 9:  QUALITY

9.1 Unless stated otherwise in the Supply Contract, Seller shall comply with the quality standards set out in the Technical Specifications ISO/TS 16949 "Quality systems - automotive suppliers - Particular requirements for the application of ISO 9001: 1994", as the same may be amended or replaced from time to time (hereinafter called "ISO/TS 16949").

9.2 A series process quality evaluation (as defined in this Provision 9.2) ("Series Process Quality Evaluation") must be successfully completed by Seller before Goods are supplied:

            -   for the first time; or
            -   under a new part number; or
            -   after any process modification.

         For the purposes of this Provision 9 a Series Process Quality Evaluation is a performance test of Seller's manufacturing process, including its production plants, equipment and machines and its production logistics processes, under series conditions and according to the requirements of Buyer, to prove that Seller is able to produce the required quantity and quality of Goods with the plant, personal and machine capacity.

         Seller will use the Series Process Quality Evaluation to produce initial samples of the Goods. Seller will inspect initial samples in accordance with the VDA (Federation of German Automobile Manufacturers) publication "Quality Management in the Automotive Industry, Volume 2:
         Quality Assurance of Supplies", as the same may be amended or replaced from time to time.

9.3 In case of a conflict between the Supply Contract and ISO/TS 16949 or the above mentioned VDA publication the Supply Contract shall prevail.


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9.4      Seller shall permit a designated representative of Buyer to visit
         Seller's premises to observe and monitor the development and production of the Goods to verify compliance with ISO/TS 16949.

9.5 In the event that any authorities responsible for vehicle safety standards demand inspection of the manufacturing process and disclosure of the test records of Buyer, Seller shall, upon request of Buyer, give such authorities access to such records and provide them with such support as may reasonably be expected.

9.6 Upon Buyer's request Seller shall make available to Buyer all quality records. Quality records are documents and any other data, which relate to specified requirements and the effectiveness of Seller's quality system.

         Seller shall retain such quality records for at least ten (10) years after creation relating to Goods with specially marked drawings ("D" or "L") or for at least five (5) years in any other case, unless a longer period is otherwise required by law.

9.7 Seller shall procure that all and any of its sub-contractors are contractually bound to comply with the terms of this Provision 9.

PROVISION 10:  WARRANTY

10.1 Seller warrants that for the period detailed in Provision 10.2 (the "Warranty Period") Goods shall be free of defects in material and workmanship, conform to the agreed specifications, drawings, samples or descriptions, be free from design defects, of satisfactory quality and fit for the particular purpose intended by Buyer. Seller further warrants that it shall comply with all laws and regulations in the relevant sales markets relating to the production and, if applicable, to the development of the Goods, and to the performance of Seller's duties and responsibilities.

10.2 For all Goods the Warranty Period begins on the date of delivery and ends on the sooner of:

         (i) the expiry of any warranty provided to end-customers of the Goods, or products, into which the Goods are incorporated; or

         (ii) the fifth (5th) anniversary of the delivery date.

         The terms of this Provision 10.2 are subject to any longer warranty period prescribed by the national law of any sales market, into which Goods or products into which the Goods have been incorporated are supplied.

10.3 Where defective Goods are delivered, Seller will be given the opportunity to sort out, rework or replace such defective Good only if:

         - the defect is discovered before Buyer has started to use it for production (processing or fitting); and
         -  Seller is able to sort out, rework or replace the defective Good;
            and
         - such sorting out, rework or replacement does not cause any delay in Buyer's production process.

10.4 In circumstances other than those specified in Provision 10.3 Buyer is entitled either to rework the defective Goods itself or have such Goods reworked by a third party at Seller's cost or return Goods to Seller at Seller's cost and terminate the Supply Contract. Seller shall indemnify Buyer


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         against all and any costs and expenses incurred by the Buyer in complying with the terms of this Provision 10.4.

10.5 If the same Goods are repeatedly supplied in a defective condition, Buyer shall upon notice be entitled to terminate not only the Supply Contract, but also any other Supply Contract for the same or similar Goods.

10.6 At Seller's request the defective Goods will be made available to Seller, at Seller's cost.

PROVISION 11:  INDEMNITY

11.1 Seller will indemnify and hold Buyer, its agents, servants, officers, directors and employees, Buyer's distributors, dealers and all entities which sell Goods or products into which the Goods are incorporated, and their respective customers, harmless against liability, costs, damages, losses, claims and expenses (including legal expenses) occasioned by or arising out of any claim for death, damage, which results from (a) any defect or alleged defect in the Goods; (b) the Seller's breach of any term of the Supply Contract; or (c) the fault or negligence of Seller.

11.2 In connection with the Goods or otherwise, if Seller's employees, agents, sub-contractors or other representatives (hereinafter
         "Seller's Agents") are on or present at any premises of Buyer, Seller shall be and is responsible for the acts and omissions of Seller's Agents within or about Buyer's premises and agrees to indemnify and hold Buyer harmless against liability for damage to property or injury or death to persons arising out of acts or omissions of Seller's Agents whether pursuant to a Supply Contract or otherwise. The indemnity in this Provision 11.2 shall not apply insofar as the claim is caused by the negligence or fraud of Buyer.

11.3 Seller will hold Buyer, its agents, servants, officers, directors and employees, Buyer's distributors, dealers and all entities which sell Goods or products into which the Goods are incorporated, and their respective customers, harmless against liability, costs, damages, losses, claims and expenses (including legal expenses) occasioned by or arising out of any action to recall any vehicle, Goods, or any product into which Goods have been incorporated.

11.4 In the event of a claim by a third party against Buyer (hereinafter, "Third Party Claim"), which may be the subject of indemnification provided for in this Provision 11 the Buyer shall provide written notification thereof to Seller. Seller shall provide Buyer with such reasonable assistance in the response and prosecution of any defence as Buyer may request.

11.5 In the event of any claim against Buyer by a third party for death, personal injury and/or property damage alleging a defect in Seller's Goods or any product into which the Goods are incorporated, Seller and Buyer shall, in good faith, promptly attempt to reach an agreement (hereinafter, "Defence Agreement") specifying the terms under which Seller and Buyer would apportion responsibility and liability for the defence of any such Third Party Claim or suit and the financial burdens arising therefrom. The purpose of the Defence Agreement is to foster cooperation between Seller and Buyer in the defence of a Third Party Claim or suit and thus should, to the greatest extent possible, cover such matters as:

         - the roles, responsibilities, and obligations of Buyer and Seller and their respective counsel in the defence of the Third Party Claim or suit;
         -  the payment of legal and other reasonable defence expenses, and
         -  the payment of any settlement or judgment amounts.


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         Notwithstanding the foregoing, but subject to the provisions of any applicable Defence Agreement, Seller will, in respect of any Third Party Claim or suit, reimburse Buyer for the legal and other reasonable defence expenses paid by Buyer and/or Buyer's insurance carriers, and for the amount of any reasonable settlement or final judgment award paid by Buyer and/or Buyer's insurance carriers.

11.6 The provisions of this Provision 11 shall survive the termination or expiry of any Supply Contract.

PROVISION 12:  DESTINATION OF GOODS; ADVERTISING

12.1 Seller shall mark the Goods as required by Buyer. This does not affect Seller's freedom to place effectively and in an easily visible manner its trade mark or logo on the Goods.

12.2 Seller shall not sell, transfer, loan to any person except Buyer, or otherwise make use of Goods identified with Buyer's proprietary names, logos, tradenames, trademarks or service marks, or of Goods contained in wrappings or containers so identified. Should Goods marked or designated in this way be rejected as defective, such Goods shall be rendered unusable by Seller at Seller's expense.

12.3 Seller shall not use any of Buyer's proprietary names, logos, trade names, trademarks or service marks without the prior written consent of Buyer.

12.4 Without Buyer's prior written consent, Seller shall not advertise or publish in any manner through any medium of marketing or advertising that Seller has contracted to or has been supplying Goods to Buyer.

12.5 Infringement of any of the obligations set out in this Provision 12 shall entitle Buyer to terminate any Supply Contract and/or demand surrender of anything which is obtained by way of such infringement and/or to claim indemnification of such loss as has been suffered by Buyer.

PROVISION 13:  TOOLING

13.1 Once the agreed total costs for an item of Tooling has been paid for by Buyer in full, title to such Tooling will immediately be transferred to Buyer. Seller shall mark such Tooling as Buyer's property. In the event of cancellation or termination for any reason of a Supply Contract for the supply of Tooling where, at the date of cancellation or termination, title to the Tooling is not vested in Buyer, Buyer may obtain title to such Tooling by paying to Seller (i) (in relation to finished Tooling) the outstanding portion of the agreed total costs; or
         (ii) (in relation to unfinished Tooling) such proportion of the outstanding costs as is represented by the costs actually incurred by Seller in the supply of the Tooling as at the date of cancellation or termination.

13.2 Any and all Tooling belonging to Buyer which is in Seller's possession or possession of Seller's Agents shall remain the property of Buyer. Seller shall mark such Tooling as the property of Buyer. Such Tooling shall not be reproduced, sold, assigned by way of security, pawned, mortgaged, charged or otherwise encumbered or disposed of nor used for the manufacture of goods for parties other then Buyer without the express prior written consent of Buyer.

13.3     Tooling owned by Buyer will be insured by Buyer.


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13.4     Within a period of four (4) weeks after delivery of first Goods for
         Buyer's series production, Seller shall send Buyer a complete list of all Tooling items utilized by Seller with respect to the Goods and a document identifying the exact location of the respective Tooling items. Seller has to prove and substantiate that there is adequate insurance cover for the Tooling owned by Seller. Maintenance by Seller of such insurance coverage shall be without prejudice to Seller's liability under any Supply Contract.

13.5 Seller shall treat all Tooling, regardless of ownership, with due care and diligence, constantly keeping it ready for operation and in compliance with the latest design status. Seller shall be responsible in particular for the correct and accurate dimensions of the Tooling especially of gauges. Buyer agrees to help Seller in examining and correcting the gauges made available to Seller, insofar as such items are not used as check gauges.

13.6 Unless otherwise agreed in writing, the cost for the continuing repair, maintenance and readiness of the Tooling in immaculate condition shall be borne by Seller in all respects.

13.7 Notwithstanding Buyer's right to demand surrender of Tooling, Seller shall be entitled to retain Tooling owned by Buyer to the extent to which Seller requires the same for executing a Purchase Order for Buyer. In all other cases Seller shall be obliged forthwith upon the request of Buyer to surrender the Tooling owned by Buyer.

13.8 Seller shall maintain Tooling used to manufacture Goods in good working condition for the continued supply of Goods for a period of fifteen
         (15) years after termination of Seller's supply of the Goods for Buyer's series production and shall ensure that any and all sub-contractors are contractually bound to adhere to the requirements under this Provision 13.

PROVISION 14:  SPARE PARTS

14.1 Whether or not a Supply Contract remains in effect, Seller will at the request of Buyer provide Buyer or Buyer's nominee(s) with sufficient quantities of Goods for use as spare parts for a period of fifteen (15) years after termination of Seller's supply of the Goods for Buyer's series production or for such lesser period of time as Buyer shall require in writing. The Seller shall ensure that its sub-contractors comply with this Provision 14.l.

14.2 During the term of a Supply Contract, the price of the Goods used as spare parts shall be as agreed in the Supply Contract. However, during the extended term as set out in Provision 14.1 above, the price shall be determined by mutual negotiation.

PROVISION 15:  INTELLECTUAL PROPERTY RIGHTS

15.1 Seller shall indemnify Buyer and its sub-contractors from and against all liabilities, costs, damages, claims and expenses (including legal expenses) that may be awarded or paid to any third party in respect of any claim or action that the Goods or their use by Buyer infringe the Intellectual Property Rights of such third party, save to the extent that Seller has manufactured the Goods in accordance with instructions received from Buyer and Seller having taken all reasonable precautions could not have known that following these instructions would result in an infringement of a third party's Intellectual Property Right.


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15.2     The Parties will inform each other forthwith of all such infringements or suspected infringements of which they became aware. Buyer will give Seller sole conduct of the defence of any such claims or actions.

15.3 Upon Buyer's request, Seller shall specify any and all Intellectual Property Rights known or becoming known to him, which are used in the design or manufacture of, or which otherwise affect or relate to the Goods.

PROVISION 16:  ELECTRONIC DATA INTERCHANGE ("EDI")

16.1 Prior to the first delivery of Goods to Buyer, Seller shall ensure full compliance with Buyer's EDI requirements including (without limitation):

         -  EDI standards (e.g. VDA, Odette, EDIFACT, webEDI etc.)
         -  EDI messages (e.g. Delivery notes, shipping schedules, CA data etc.)
         - Infrastructure (transmission, protocol and links - e.g. ISDN, X.26, Internet)

         as set out in a separate EDI agreement as well as in Buyer's "EDI Implementation Guidelines", as the same may be amended or replaced from time to time.

16.2 Buyer's EDI requirements may be changed by Buyer due to changing business conditions or technological advances.

         Buyer is entitled to terminate the Supply Contract and the EDI agreement (in whole or in part), if Seller does not meet Buyer's EDI requirements.

PROVISION 17:  CONFIDENTIALITY

17.1 Seller and Buyer each commit themselves to treat as business secrets and to keep confidential all commercial and technical information of the other party which comes to their knowledge during the course of their business relationship unless such information is or becomes public knowledge without fault of the party receiving such information.

17.2 Drawings, models, patterns, samples and similar objects shall not be disclosed or otherwise made available to third parties without the prior written consent of the party, which owns them. Reproduction of such items is permitted only if agreed in writing with the party, which owns them and is in all cases subject to compliance with the applicable laws of copyright.

17.3 Seller shall include obligations equivalent to Provision 17.1 and 17.2 in all contracts with sub-contractors and will ensure that all sub-contractors are contractually obliged to comply with the same.

17.4 The terms of this Provision 17 shall survive the expiration or termination of any Supply Contract.

PROVISION 18:  INSURANCE

18.1 Seller shall procure and maintain at its sole expense insurances with reputable and financially responsible insurance companies, which adequately cover Seller's liability against Buyer and third parties. Buyer is entitled to require certain insurance coverages and amounts to be taken out by Seller.


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         Seller shall provide to Buyer certificates or memoranda of such insurances and renewals thereof signed by the issuing company or agent or other information respecting such insurance at any time promptly upon Buyer's request. Such policies shall provide for cancellation only upon 30 days prior written notice to Buyer.

18.2 Buyer's examination of, or failure to request or demand any evidence of insurance hereunder, shall not constitute a waiver of any requirement of this Provision 18 and the existence of any insurance shall not limit Seller's obligation under any Provision hereof.

18.3 Save to the extent to which the Seller is not obliged to do so pursuant to any applicable Incoterm under Provision 5, Seller will cause any carrier engaged by Seller to insure all shipments of Goods.

PROVISION 19:  ENVIRONMENT

19.1 The environmental compatibility of a vehicle is its ecological effect and that of its components on human beings and the environment during its entire life cycle. The life cycle of a vehicle includes product development, the production of materials, components and the vehicle itself and its use and reuse/recycling/disposal. Buyer aims to minimize the negative effects of products on human beings and the environment according to ecological criteria, while taking technical and economic factors into account. During the process of product development, the overall requirements of environmental compatibility are to be implemented in a manner appropriate to each specific component. The main categories for assessing the environmental compatibility of vehicles are: resources, materials and component substances, recycling and emissions.

19.2 Energy and raw materials are to be used effectively throughout the entire life cycle of the Goods, with minimum outlay on logistics and transport. For the quantitative assessment of resource efficiency using ecological balance sheets for components the following information is to be provided by Seller on request of Buyer for each Good during its manufacturing phase:

         -  Use of materials (raw materials) in kg
         -  Water consumption in I
         -  Total use of energy in MJ
         -  Transportation distances (raw materials) in km
         -  Emissions (gaseous, liquid, solid) in g

         Based on this information and the ecological balance sheet for components, a process of overall ecological/economic product optimization will be implemented by Buyer. The results of the balance sheet will be used as a decision criterion in the selection of a design concept. In the process of selecting materials, their potential for economical recycling is to be considered by Seller (suitability for recycling, see Provision 19.3). Preference is to be given to the use of secondary raw materials which are suitable for recycling (approved recycled materials). Seller shall in addition to the case of Goods having the same shape or function, aim for the standardization of raw materials between different manufacturers. Seller shall design Goods according to weight saving principles with a view to reducing fuel consumption and emission in the use phase.

19.3 Seller shall provide the most environmentally friendly and most economical recycling concept in terms of state-of-the-art technology for each Good and/or component group. This should also


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         include the possibility for re-use of materials in vehicles. Seller shall undertake to assess suitability for technically feasible and economical recycling according to BMW Standard 113 99.0. Seller's design must ensure that recyclable components/materials can be removed/separated joining technology, modular construction). The assessment is to be carried out by Seller by means of dismantling analysis on the complete vehicle in accordance with Buyer's method. Composite structures are to be designed using materials which are compatible in terms of recycling. The use of non-recyclable materials irrespective of individual Goods must be reduced. Goods made of polymeric materials and high-value non-ferrous metals are to be marked by Seller in accordance with the relevant standards VDA 260 or BMW Standard 113 10.0. The removal of all service fluids before disassembly, which is compulsory, must be taken into account at the design stage by ensuring accessibility and scope for opening all liquid and gas bearing systems.

19.4     Seller shall comply with the requirements stated in BMW Standard 113
         89.0 throughout the Goods' life cycle for material and component substances. The required information on components and materials is to be provided in the form of materials data and safety data sheets which are to be prepared by Buyer.

19.5 Seller shall minimize exhaust, noise and solids emissions (e.g. fogging) during the production, use and recycling phases according to state-of-the-art technologies.

19.6 To achieve high process environmental performance, Seller shall introduce and maintain an effective environmental management system.

PROVISION 20:  GENERAL/MISCELLANEOUS

20.1 No amendment, modification, termination or waiver of any provision of these Terms and Conditions or of any Supply Contract, and no consent to any departure by either party therefrom, shall under any circumstances be effective unless the same shall be in writing and signed by both parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Seller in any event, case or occurence, shall of itself entitle Seller to any other or further notice or demand in any similar or other circumstances.

20.2 The headings of the various Provisions of these Terms and Conditions are solely for convenience and shall not be used for the purposes of interpreting the same.

20.3 If any provision hereof or any part provision is or is held by any competent court or authority to be invalid or unenforceable, such provision or part provision will be deemed severed and omitted, the remaining portions hereof continuing in full force and effect. If required, Buyer and Seller shall replace such invalid or unenforceable provision with a valid and enforceable provision having similar economic consequences, provided that the content of the Terms and Conditions is not materially altered.

20.4 No course of dealings between Seller and Buyer or any delay or omission of Buyer to exercise any right or remedy granted under these Terms and Conditions shall operate as a waiver of such rights, and every right and remedy of Buyer provided herein shall be cumulative, concurrent and in addition to any other further rights and remedies available at law or in equity.

20.5 Seller agrees to permit Buyer or its representatives to inspect all documents, instruments, books and records relating to any Supply Contract or the Goods which are the subject of such Supply


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         Contracts during regular business hours upon forty-eight (48) hours notice. Save as provided in Provision 9.6, Seller agrees to maintain all such records for at least ten (10) years after the last delivery of the Goods to Buyer, unless otherwise agreed or unless a longer period is otherwise required by law.

20.6 Seller shall not assign the benefit or the burden of any Supply Contract, in whole or in part to any third party without the prior written consent of Buyer.

PROVISION 21:  GOVERNING LAW, PLACE OF VENUE AND JURISDICTION

21.1 The terms of any Supply Contract (including these Terms and Conditions) shall be governed by and construed in accordance with the laws of the country (and state/province, if applicable) of Buyer's principal place of business. The terms and conditions set our in the United Nations Convention for the International Sale of Goods (CISG) and the Unidroit-Agreement dated May 28th, 1988 are hereby expressly excluded.

21.2 The parties agree that, save as to matters dealt with in Provision 11, and save in relation to the enforcement of judgements, the prosecution of insolvency proceedings or the taking of injunctive relief, the courts having jurisdiction over Buyer's principal place of business shall have exclusive jurisdiction for any action or proceedings commenced under any Supply Contract.

         For matters dealt with in Provision 11, Buyer may, at its discretion, choose to bring claims against Seller either at the place of Buyer's principal place of business or in the venue in which the respective Third Party Claim is or has been pending.



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